Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 11, 2015, relating to the financial statements and financial statement schedule of CenterPoint Energy Resources Corp. appearing in the Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 30, 2015